Exhibit 99.1

Energizer Holdings, Inc.
533 Maryville University Dr.
St. Louis, MO 63141

FOR IMMEDIATE RELEASE
May 2, 2012

Energizer Holdings, Inc. Announces Second Quarter Results

Second Quarter Highlights
• Net Earnings per diluted share of $1.17
• Adjusted net earnings per diluted share of $1.22 (a)
• Net Sales of $1,101.8 million (b)
(a) See Diluted EPS table below
(b) See Net Sales — Total Company table below

St. Louis —May 2, 2012—Energizer Holdings, Inc. (NYSE: ENR) announced results for the second fiscal quarter ended March 31, 2012. Net earnings for the quarter were $77.9 million, or $1.17 per diluted share, as compared to net earnings of $39.1 million, or $0.55 per diluted share, in the second fiscal quarter of 2011.
The following table provides a reconciliation of net earnings per diluted share to adjusted net earnings per diluted share, which is a non-GAAP measure.

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Diluted EPS - GAAP	$1.17	$0.55	$3.33	$2.11
Impacts, net of tax: Expense/(Income)
Household Products restructuring	0.02	0.42	(0.10)	0.44
Other realignment/integration	0.03	0.04	0.04	0.09
Acquisition inventory valuation	—	0.04	—	0.06
Venezuela devaluation/other impacts	—	(0.01)	—	0.02
Diluted EPS - adjusted (Non-GAAP)	$1.22	$1.04	$3.27	$2.72

“Second quarter performance of 7% organic top-line growth and 17% adjusted EPS growth are the result of the investments made in both divisions this past year," said Ward Klein, Chief Executive Officer.  “We remain pleased with the growth of the Hydro franchise and the initial response to Hydro Silk and Hydro 5 Power Select. Additionally, we are realizing the planned cost savings from last year's restructuring and value accretion from recent pricing activities in the Household Products division. Our third quarter earnings will reflect significant planned advertising and promotional investments on the current Hydro new product launches, and we reaffirm our Fiscal 2012 earnings guidance of $6.00 to $6.20 per share."

Net Sales - Total Company (In millions)
Quarter and Six Months Ended March 31, 2012
			Six
	Q2	%Chg	Months	%Chg
Net Sales - FY '11	$1,035.3		$2,212.4
Organic	70.9	6.8%	45.0	2.0%
Impact of currency	(4.4)	(0.4)%	(3.7)	(0.2)%
Impact of ASR	—	—%	46.2	2.1%
Net Sales - FY '12	$1,101.8	6.4%	$2,299.9	3.9%
For the quarter, net sales increased 6.4% on a reported basis as compared to the prior year quarter, driven by organic growth in both Personal Care and Household Products. Organic growth for the quarter was driven by:

•	volume gains in men's and women's razor systems due, in part, to the launch of Schick Hydro 5 Power Select and Schick Hydro Silk, and

•	higher Household Products net sales due, in part, to the impact of recent pricing actions and a comparatively low prior year quarter due to higher trade spending costs in the U.S.
Organic sales growth of 2.0% for the six month period was driven by higher Personal Care net sales, primarily in wet shave, which was partially offset by a slight decline in Household Products.
Gross margin for the quarter was 46.9%, up 140 basis points versus the prior year quarter. Favorable product mix and lower Household Products trade spending in comparison to a relatively higher prior year quarter spend as noted above contributed to the improved result. On a year to date basis, gross margin as a percent of net sales was 47.0%, up 60 basis points due primarily to favorable product mix.
For the quarter, advertising and promotion (A&P) was $111.7 million, or 10.1% of net sales, as compared to $100.3 million, or 9.7% of net sales, in the prior year quarter. As a percent of net sales, A&P was higher in the current year fiscal quarter due to the new product launches in Wet Shave and the timing of other A&P initiatives. As noted in the prior quarter earnings release, we expected and incurred higher A&P expense in the second fiscal quarter of 2012. Furthermore, we expect higher A&P in the third fiscal quarter of 2012, which will be more in-line with spending in the third quarter of 2011, due, in part, to the support of our recent Wet Shave product launches.
Total selling, general and administrative expense (SG&A) was $232.2 million, or 21.1% of net sales, for the current year quarter as compared to $216.8 million, or 20.9% of net sales, for the prior year quarter. The dollar increase of $15.4 million as compared to the prior year quarter was due primarily to higher costs due to an increase in the underlying market value of certain unfunded deferred compensation liabilities driven by appreciation in the financial markets in the quarter, higher amortization on stock awards, and higher actuarial pension expense driven by lower market discount rates. On a year to date basis, SG&A is up $22.8 million as compared to the same period a year ago due to the reasons noted above and the incremental impact of ASR overheads, which are included for the full six months in 2012 but only four months in the prior period due to the timing of the acquisition in fiscal 2011.
Personal Care

Net Sales - Personal Care (In millions)
Quarter and Six Months Ended March 31, 2012
			Six
	Q2	%Chg	Months	%Chg
Net Sales - FY '11	$610.4		$1,119.0
Organic	42.1	6.9%	49.4	4.4%
Impact of currency	(1.0)	(0.2)%	1.3	0.1%
Impact of ASR	—	—%	46.2	4.1%
Net Sales - FY '12	$651.5	6.7%	$1,215.9	8.6%
For the quarter, net sales increased 6.7% on organic sales growth of 6.9% as compared to the same period in the prior year. The drivers of the organic sales growth were as follows:

•
Net sales in Wet Shave increased 11% due to higher sales of Schick Hydro, including launch shipments of Schick Hydro 5 Power Select and Hydro Silk women's systems, higher Schick Hydro men's blade refill sales, lower promotional spending, and higher Edge and Skintimate shave preparation shipments. These increases were partially offset by lower sales of legacy men's and women's system products,

•
Net sales in Skin Care increased 4% on significantly higher volume due primarily to the timing of shipments in the early stages of the sun care season, partially offset by higher promotional and trade spending, and

•	Net sales in Infant Care decreased 11% due to category softness, heightened competitive activity and timing of shipments.
For the six months, net sales for Personal Care increased 8.6% on a reported basis, which includes a full six months for ASR in fiscal 2012 as compared to only four months in fiscal 2011 due to the timing of the acquisition. On an organic basis, net sales increased 4.4%. The year-to-date net sales growth was driven primarily by:

•
Net sales in Wet Shave increased 13%, including the impact of ASR. Organic sales increased 8% due primarily to increased sales of Schick Hydro men's systems, including the launch of Schick Hydro 5 Power Select, the launch of Schick Hydro Silk women's systems and higher shipments of disposables and shave preparations, which were partially offset by lower sales of legacy men's and women's systems,

•	In Skin Care, net sales increased 6% for the current year six months on higher shipments of Sun Care, due to timing and international growth,

•	Net sales in Infant Care decreased 8% due to category softness and competitive activity, and

•	Net sales in Feminine Care decreased 3% as Gentle Glide declines were partially offset by continued growth in Sport.

Segment Profit - Personal Care (In millions)
Quarter and Six Months Ended March 31, 2012
			Six
	Q2	%Chg	Months	%Chg
Segment Profit - FY '11	$123.3		$199.9
Operations	4.4	3.6%	49.6	24.8%
Impact of currency	0.6	0.5%	2.3	1.2%
Segment Profit - FY '12	$128.3	4.1%	$251.8	26.0%
Segment profit for the quarter was $128.3 million, up 4.1% due to higher gross margin on the Wet Shave sales growth noted above partially offset by increased A&P behind the launch of Schick Hydro Silk and increased overhead spending.
Segment profit for the six months ended March 31, 2012 was $251.8 million, up 26.0%. Operationally, segment profit increased $49.6 million, or 24.8%, reflecting significantly lower A&P in the first fiscal quarter of 2012 and higher gross margin on Wet Shave sales growth, partially offset by higher overhead spending including a full six months of ASR in fiscal 2012.
We expect A&P spending for the remainder of the year to increase as compared to the first half of 2012, most notably in the third quarter where spending should be more in-line with the prior year third quarter level due to support of the Schick Hydro Silk and Schick Hydro 5 Power Select launches.

Household Products

Net Sales - Household Products (In millions)
Quarter and Six Months Ended March 31, 2012
			Six
	Q2	%Chg	Months	%Chg
Net Sales - FY '11	$424.9		$1,093.4
Organic	28.8	6.8%	(4.4)	(0.4)%
Impact of currency	(3.4)	(0.8)%	(5.0)	(0.5)%
Net Sales- FY '12	$450.3	6.0%	$1,084.0	(0.9)%
Net sales increased 6.0% for the second fiscal quarter versus a year ago driven by the previously announced price increase in the U.S., the timing of shipments as selected retailers increased inventory levels ahead of this price increase, and a comparatively soft prior year quarter which included elevated retailer trade spending that was not repeated.
Net Sales for the six months decreased 0.9%, with about half of the impact due to unfavorable currencies. The organic sales decline of 0.4% was due primarily to a slow start to the fiscal year in the first quarter as net sales were adversely impacted by a shift in timing of holiday deliveries and the de-load of unused hurricane response inventories shipped in the prior year in the U.S.
Household battery category unit volumes in our measured markets continued to decline, down approximately 2% in the latest 12 weeks data. However, category values were nearly flat versus a year ago as a result of higher retail pricing and less promotional activity.

Segment Profit - Household Products (In millions)
Quarter and Six Months Ended March 31, 2012
			Six
	Q2	%Chg	Months	%Chg
Segment Profit - FY '11	$52.2		$215.5
Operations	19.0	36.4%	5.3	2.5%
Impact of currency	(2.1)	(4.0)%	(2.9)	(1.3)%
Segment Profit - FY '12	$69.1	32.4%	$217.9	1.2%
Segment profit for the quarter was $69.1 million, up $16.9 million, or 32.4%, versus the same quarter last year. Operationally, segment profit improved $19.0 million, or 36.4%, due primarily to the top-line gains noted above.
Segment profit for the six months increased $2.4 million, or 1.2%. Declines in the first fiscal quarter, due to top-line softness, were offset by pricing gains and reduced retailer trade spending realized during the second fiscal quarter.
Costs associated with Energizer's restructuring project, which was previously announced in the fourth quarter of fiscal 2010, are substantially complete.  For the second fiscal quarter, restructuring costs were $1.5 million, bringing the total project to date costs to approximately $84 million, which is in line with our previously disclosed estimates.  Incremental savings from these efforts were approximately $6 million in the second fiscal quarter and $12 million on a year to date basis in the current year.  These savings helped to partially offset increased commodity and other inflationary costs.  Project to date savings have totaled approximately $23 million, inclusive of the incremental fiscal 2012 savings. The Company expects incremental savings will be realized through the remainder of fiscal 2012, resulting in total annualized project savings reaching the high end of the $30 to $35 million range, which was previously disclosed.

Other Items
Interest expense was relatively flat for the second quarter and six month periods for fiscal 2012 as compared to the same periods in the prior year as slightly higher average debt outstanding for the current year quarter and year to date was offset by a slightly lower average cost of debt.
Other financing was essentially flat for the current fiscal quarter as compared to the prior year. For the six months, the prior year expense included somewhat higher losses on foreign exchange hedging contracts as compared to the current year six month period.
For both the current year fiscal quarter and six month periods, the effective tax rate was approximately 31%. This rate is lower than the prior year's effective tax rate for the same periods as the prior year effective tax rate was negatively impacted by significant Household Products restructuring charges incurred in a relatively low tax jurisdiction.
Diluted shares outstanding for the second fiscal quarter of 2012 were 66.4 million, down 4.4 million as compared to the same period in fiscal 2011 due to the combined effects of share repurchases in fiscal 2011 and the first quarter of fiscal 2012. No additional shares were repurchased during the second fiscal quarter of 2012.
For the quarter, both capital expenditures and depreciation expense were approximately $34 million. For the six months, capital expenditures were approximately $52 million and depreciation expense was approximately $69 million.

Outlook / Guidance
As noted earlier in the release, we are maintaining our fiscal 2012 guidance in the $6.00 to $6.20 range.  We expect earnings per share for the third fiscal quarter to be lower than the prior year quarter due primarily to the timing of promotional spending over the last six months of fiscal 2012 and some expected retail battery inventory de-load due, in part, to purchases in the second fiscal quarter ahead of the price increase in the U.S.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on second-quarter earnings and earnings guidance for fiscal 2012. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors", “Investor Information”, and “Webcasts and Presentations” tabs or by using the following link:
http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=124138&eventID=4755333

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors”, “Investor Information”, “Webcasts and Presentations”, and "Audio Archives" tabs.
# # #
Non-GAAP Financial Measures. While Energizer Holdings, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes certain non-GAAP financial measures. These non-GAAP measures, such as historic and estimated future operating results, including EPS, net sales and segment profit, are adjusted to exclude the impact of certain charges and recoveries, such as restructurings, foreign currencies, the results of operations in Venezuela, the acquisition of ASR and related transaction and integration costs and costs associated with restructuring activities. The Company believes these non-GAAP measures (which are accompanied by reconciliations to the comparable GAAP measures) provide a more meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. Further, these non-GAAP measures may differ from similarly titled measures presented by other companies.
Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding future earnings, investment or spending initiatives, product launches, consumer trends, cost savings related to our restructuring project, the impact of certain price increases, anticipated advertising and promotional spending, the estimated impact of foreign currency movements, category value and future volume, sales and growth in our businesses. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.
The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to update any forward-looking statement to reflect subsequent events or circumstances.
Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	General market and economic conditions;

•	The success of new products and the ability to continually develop new products;

•	Energizer's ability to predict consumption trends with respect to the overall battery category and Energizer's other businesses;

•	Energizer's ability to continue planned advertising and other promotional spending may be impacted by lower than anticipated cash flows, or by alternative investment opportunities;

•	Energizer's ability to timely implement its strategic initiatives in a manner that will positively impact our financial condition and results of operations;

•	The impact of strategic initiatives on Energizer's relationships with its employees, its major customers and vendors;

•	Energizer's ability to improve operations and realize cost savings;

•	The impact of raw material and other commodity costs;

•	The impact of foreign currency exchange rates and offsetting hedges on Energizer's profitability for the year with any degree of certainty;

•	The impact of interest and principal repayment on our debt;

•	The impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities;

•	Local currency movements.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements.
The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including its annual report on Form 10-K for the year ended September 30, 2011.
Investor Relations Contact:
Jackie Burwitz
314-985-2169
Jacquelinee.burwitz@energizer.com

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011

Net sales	$1,101.8	$1,035.3	$2,299.9	$2,212.4

Cost of products sold	584.6	564.2	1,218.2	1,185.7

Gross profit	517.2	471.1	1,081.7	1,026.7

Selling, general and administrative expense	232.2	216.8	446.3	423.5
Advertising and promotion expense	111.7	100.3	208.1	229.0
Research and development expense	27.7	26.3	53.3	49.7
Household Products restructuring	1.5	36.7	(7.7)	38.6
Interest expense	30.2	29.1	60.1	58.3
Other financing items, net	0.9	0.9	0.2	4.1

Earnings before income taxes	113.0	61.0	321.4	223.5

Income tax provision	35.1	21.9	99.7	74.0

Net earnings	$77.9	$39.1	$221.7	$149.5

Earnings per share
Basic	$1.19	$0.56	$3.37	$2.13
Diluted	$1.17	$0.55	$3.33	$2.11

Weighted average shares of common stock - Basic	65.4	70.1	65.8	70.3
Weighted average shares of common stock - Diluted	66.4	70.8	66.6	71.0

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
March 31, 2012
(In millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.	The following table provides a reconciliation of net earnings to adjusted net earnings.

	Quarter Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Net Earnings - GAAP	$77.9	$39.1	$221.7	$149.5
Impacts, net of tax: Expense (Income)
Household Products restructuring	1.2	30.0	(6.4)	31.2
Other realignment/integration	1.7	2.8	2.6	6.9
Acquisition inventory valuation	—	2.7	—	4.4
Venezuela devaluation/other impacts	—	(1.0)	—	1.3
Net earnings - adjusted (Non-GAAP)	$80.8	$73.6	$217.9	$193.3

3.
Operations for the Company are managed via two major segments - Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care) and Household Products (Battery and Lighting Products). On November 23, 2010, which was in the first quarter of fiscal 2011, we completed the acquisition of American Safety Razor (ASR). ASR is a leading global manufacturer of private label/value wet shaving razors and blades, and industrial and specialty blades and is part of the Company' s Personal Care segment. Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, acquisition integration or business realignment activities and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

The Company's operating model includes a combination of stand-alone and combined business functions between the Personal Care and Household Products businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, a combined sales force and management. The Company applies a fully allocated cost basis, in which shared business functions are allocated between the businesses. Such allocations do not represent the costs of such services if performed on a stand-alone basis.

For the quarter and six months ended March 31, 2012, the Household Products restructuring activities generated pre-tax expense of $1.5 and pre-tax income of $7.7, respectively, with year to date pre-tax income driven by the gain on the sale of our former battery manufacturing facility in Switzerland, which was shut down in fiscal 2011. This gain was partially offset by $5.1 of additional restructuring costs in the six month period. For the three months and six months ended March 31, 2011, the Household Products restructuring activities generated pre-tax expense of $36.7 and $38.6, respectively.

The reduction in gross margin associated with the write-up and subsequent sale of inventory acquired in the acquisition of ASR, which was $4.3 and $7.0, pre-tax, in the prior year quarter and six months, respectively, is not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the ASR acquisition.

The presentation for inventory write-up, acquisition transaction and integration costs, and substantially all of restructuring and realignment costs, reflects management’s view on how it evaluates segment performance.

Segment sales and profitability for the quarter and six months ended March 31, 2012 and 2011, respectively, are presented below.

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2012	2011	2012	2011
Personal Care	$651.5	$610.4	$1,215.9	$1,119.0
Household Products	450.3	424.9	1,084.0	1,093.4
Total net sales	$1,101.8	$1,035.3	$2,299.9	$2,212.4

Operating Profit
Personal Care	$128.3	$123.3	$251.8	$199.9
Household Products	69.1	52.2	217.9	215.5
Total operating profit	197.4	175.5	469.7	415.4
General corporate and other expenses	(43.6)	(36.2)	(80.3)	(66.4)
Household Products restructuring	(1.5)	(36.7)	7.7	(38.6)
Acquisition inventory valuation	—	(4.3)	—	(7.0)
ASR integration/transaction costs	(2.4)	(1.5)	(3.9)	(7.6)
Amortization	(5.8)	(5.8)	(11.5)	(9.9)
Venezuela devaluation/other impacts	—	1.0	—	(1.3)
Interest and other financing items	(31.1)	(31.0)	(60.3)	(61.1)
Total earnings before income taxes	$113.0	$61.0	$321.4	$223.5

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2012	2011	2012	2011
Wet Shave	$424.6	$383.8	$844.9	$748.5
Alkaline batteries	261.4	233.5	655.2	639.5
Other batteries and lighting products	188.9	191.4	428.8	453.9
Skin Care	134.6	128.9	191.3	181.4
Feminine Care	45.5	46.0	87.6	90.3
Infant Care	46.0	51.7	90.7	98.8
Other personal care products	0.8	—	1.4	—
Total net sales	$1,101.8	$1,035.3	$2,299.9	$2,212.4

4.
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.